Exhibit 99.1

August 15, 2018

Contango Oil & Gas Company Appoints Two Directors;

Announces Senior Management Change

HOUSTON, August 15, 2018 (GLOBE NEWSWIRE) – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) today announced the appointment of two new directors, John C. Goff and Wilkie S. Colyer, Jr., and also announced that Allan D. Keel, President and Chief Executive Officer and a director, is leaving the Company to pursue other business interests. Mr. Colyer has been appointed Interim President and Chief Executive Officer effective immediately. At the request of the Board of Directors, Mr. Joseph J. Romano, Chairman of the Board of Contango, intends to take a more active role in the executive management and oversight of the Company in order to assist Mr. Colyer.

Mr. Goff is a private investor based in Fort Worth, Texas and co-founder and Chairman of Crescent Real Estate Holdings, a privately held real estate organization. Through family and investment entities controlled by him, Mr. Goff recently acquired approximately 18.3% of the outstanding Contango common stock. Mr. Colyer has been with Goff Capital, the family office of John C. Goff, for over ten years, where he has been responsible for the firms’ energy investments.

Mr. Romano commented, “We are thrilled that John Goff has made a strategic investment in Contango and become our largest shareholder. Over the last couple months, our directors have had multiple discussions with John and Wilkie regarding their investment in Contango. We were impressed by their ideas for the future of Contango and their willingness to step up and fully engage in finding solutions for current issues, improving processes and outcomes and developing new goals for this Company to increase its value to its shareholders. Wilkie brings significant expertise to the position of Interim President and CEO having been involved in numerous successful energy related investments with John.”

“On behalf of the Board we would like to thank Allan Keel for his years of service and efforts to guide the Company through a difficult period in our industry.”

Mr. Colyer stated, “This Company was founded on the belief that low costs, profitability, alignment of incentives, and a contrarian mindset forge the path to superior shareholder returns. The Company has an attractive set of assets with significant potential, but we need a lower cost structure that is aligned with our asset base. To that end, my first order of business is to recommend a 50% reduction in the CEO’s salary to show all stakeholders that we are serious about change. I have also made a substantial investment personally in the common shares of the Company, which aligns my interests with all shareholders. I’m excited about this opportunity and ready to get to work.”

Mr. Goff stated, “We have followed the Contango story for some time and believe this is a very attractive platform for long term growth. I am very confident in Wilkie’s ability to take decisive action in the short term and help craft and execute a successful long-term strategy.”

Mr. Keel has resigned from his positions as President and Chief Executive Officer and as a director of the Company effective immediately. Mr. Keel had held his positions with Contango since its merger with Crimson Exploration Inc. in October 2013.

About Wilkie Colyer

Wilkie S. Colyer, Jr, joined Goff Capital, the family office of John Goff, in 2007. Most recently, he served as Principal for Goff Capital, Inc. and Senior Vice President, Investments of Goff Focused Strategies LLC, an exempt reporting advisor with the SEC and the State of Texas. Mr. Colyer, age 33, has been responsible for the firms’ energy investing and has held a material role in public and private investments in sectors including financial services and real estate, among others. Mr. Colyer currently serves on the Board of Directors of two publicly held oil and gas producers in which Mr. Goff holds a significant interest, Resolute Energy Corporation and Mid-Con Energy Partners, LP. Mr. Colyer received a Bachelor of Arts in Economics from the University of Texas at Austin. Mr. Colyer holds the Chartered Financial Analyst (“CFA”) designation and is a member of the CFA Society of Dallas-Fort Worth.

About John Goff

John C. Goff is a private investor based in Fort Worth, Texas. Mr. Goff, age 62, joined the late financier and well-known fund manager Richard Rainwater in 1987, investing in public securities, private equity and distressed debt in a variety of industries, including oil and gas, health care, insurance and banking. Mr. Goff co-founded Crescent Real Estate with Mr. Rainwater in the early 1990s, designing the strategy and orchestrating the acquisitions leading to its initial public offering (NYSE) in May 1994. Under Mr. Goff’s leadership as Vice Chairman and CEO, Crescent grew from approximately $500 million at its IPO to $6.5 billion upon its sale to Morgan Stanley in August 2007. In November 2009, Mr. Goff reacquired Crescent in partnership with Barclays Capital, and in December 2017 he purchased Barclays’ interest to become the principal owner of Crescent Real Estate and its subsidiaries. Mr. Goff also owns Canyon Ranch, the world’s recognized leader in healthy living and luxury spa vacations.

Mr. Goff is a graduate of The University of Texas at Austin and is a member of the McCombs Business School Hall of Fame. He was named EY Entrepreneur of the Year for the Southwest Region in real estate and construction, and was inducted to the North Texas Commercial Association of Realtors and Real Estate Professionals Hall of Fame.

About the Company

Contango Oil & Gas Company is a Houston, Texas based, independent energy company whose business is to maximize production from its shallow offshore Gulf of Mexico properties and onshore properties in Texas and Wyoming, and to use that cash flow to explore, develop, exploit, produce and acquire crude oil and natural gas properties in the Texas and Rocky Mountain regions of the United States. Additional information is available on the Company’s website at http://www.contango.com.

Contacts

Contango Oil & Gas Company

E. Joseph Grady

(713) 236-7400

Senior Vice President

and Chief Financial Officer

Sergio Castro

(713) 236-7400

Vice President and Treasurer